UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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The National Security Group, Inc.

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661 East Davis Street, Elba, Alabama 36323

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 1, 2008

To the Stockholders of The National Security Group, Inc.:

Notice is hereby given of the Annual Meeting of Stockholders of The National Security Group, Inc., a Delaware corporation (the "Company"), to be held at the principal executive offices of the Company, 661 East Davis Street, Elba, Alabama, on Thursday, May 1, 2008, at 10:00 a.m. for the purpose of considering and acting upon the following:

1.

To elect four (4) members to the Board of Directors to serve three-year terms and one (1) member of the Board of Directors to serve a one-year term until their successors are duly elected and qualified;

2.	To ratify selection of independent auditors;

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The close of business on March 13, 2008, has been fixed as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders. Stockholders are cordially invited to attend the Annual Meeting in person.

The Company’s Proxy Statement is submitted herewith, together with the Annual Report for the year ended December 31, 2007.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Bette Ham

Bette Ham Secretary

Elba, Alabama

March 31, 2008

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, WE URGE YOU TO VOTE YOUR SHARES AT YOUR EARLIEST CONVENIENCE. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. AN ADDRESSED ENVELOPE FOR WHICH NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES IS ENCLOSED IF YOU WISH TO VOTE BY MAIL. EARLY SUBMITTAL OF YOUR PROXY WILL NOT PREVENT YOU FROM VOTING YOUR SHARES IN PERSON IF YOU DESIRE TO ATTEND, AS YOUR PROXY IS REVOCABLE AT YOUR OPTION.

661 East Davis Street, Elba, Alabama 36323

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 1, 2008

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The National Security Group, Inc. (the “Company”), to be voted at the Annual Meeting of the stockholders of the Company to be held at 10:00 a.m. (Central Time) on May 1, 2008, at the Conference Center located adjacent to the principal executive offices of the Company, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (“Annual Meeting”). This Proxy Statement, dated March 31, 2008, is being mailed to holders of the Company common stock on or about March 13, 2008.

At the Annual Meeting, the stockholders of the Company will vote on matters noted in the proxy. If the enclosed proxy is properly signed and returned, your shares will be voted on all matters that properly come before the Annual Meeting for a vote. If instructions are specified in your signed proxy with respect to matters being voted upon, your shares will be voted in accordance with your instructions. If no instructions are so specified, your shares will be voted "FOR" the election of the persons nominated as directors in the proxy statement and “FOR” the ratification of selection of independent auditors. So far as is now known, there is no business to be acted upon at the Annual Meeting other than as set forth above, and it is not anticipated that other matters will be brought before the Annual Meeting. If, however, other appropriate matters are duly brought before the Annual Meeting, the persons appointed as proxy agents will have discretion to vote or act thereon according to their own judgment.

Whether or not you attend the Annual Meeting, your vote is important. Accordingly, you are asked to sign and return the accompanying proxy, regardless of the number of shares you own. Shares can be voted at the Annual Meeting only if the holder is present or represented by proxy. Shares of common stock represented by a properly executed and returned proxy will be treated as present at the Annual Meeting for purposes of determining a quorum without regard to whether the proxy is marked as casting a vote for or against or abstaining with respect to a particular matter. In addition, shares of common stock represented by "broker non-votes" (i.e., shares of common stock held in record name by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote, (ii) the broker or nominee does not have discretionary voting power or (iii) the record holder has indicated that it does not have authority to vote such shares on the matter) generally will be treated as present for the purposes of determining a quorum. The affirmative vote of the holders of a majority of the outstanding shares of common stock of the Company present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required for the election of the nominees to the Board of Directors. With respect to this matter, an abstention will have the same effect as a negative vote, but because shares held by brokers will not be considered entitled to vote on matters as to which brokers would hold authority, a broker non-vote will have no effect on the vote.

The Board of Directors has fixed the close of business on March 13, 2008, as the record date for the determination of stockholders who are entitled to notice of, and to vote at the Annual Meeting and any adjournments thereof. On the record date, the Company had outstanding 2,466,600 shares of common stock, the holders of which are entitled to one vote per share. No shares of any other class of common stock are issued or outstanding.

The Company has retained Registrar and Transfer Company to assist in the distribution of proxy materials and solicitation of votes. The Company bears all costs associated with the distribution and solicitation.

REVOCABILITY OF PROXY

A proxy may be revoked at any time prior to its exercise (i) by filing with the Secretary of the Company either an instrument revoking the proxy or a duly executed proxy bearing a later date or (ii) by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting by itself will not revoke a proxy.

ITEM 1: ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

The Bylaws of the Company provide that the Board of Directors shall be divided into three classes as nearly equal in number as possible. The term of each director is three years and the terms are staggered to provide for the election of one class of directors each year. A total of five Directors will be elected at the Annual Meeting. Four “Nominees” have been nominated by the Board of Directors for election to serve three-year terms: W.L. Brunson, Jr., Fred Clark, Jr., Mickey L. Murdock, and Paul Wesch. One “Nominee” has been nominated by the Board of Directors for election to serve a one-year term: Winfield Baird. All of the Nominees are currently serving as Directors of the Company.

The persons named in the enclosed proxy intend to vote "FOR" the election of the Nominees unless the proxy is marked to indicate that such authorization is expressly withheld. Should any of the Nominees be unable to accept nomination or election (which the Board of Directors does not expect) or should any other vacancy have occurred in the Board, it is the intention of the persons named in the enclosed proxy to vote for the election of the person or persons whom the Board of Directors recommends.

The following tables set forth the names and certain information concerning the Nominees and each other Director who will continue to serve (the "Continuing Directors") as a Director of the Company after the Annual Meeting:

NOMINEES

Name	Positions Held with the Company	Age at December 31, 2007	Director/Advisory Board Since*
Winfield Baird	Director	75	1964
W. L. Brunson, Jr.	President/CEO/Director	49	1999
Fred Clark, Jr.	Director	47	1996
Mickey L. Murdock	SR VP NSIC/ Director	65	1976
Paul Wesch	Director	53	2002

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE "FOR" THE ELECTION OF THE ABOVE NOMINEES AS DIRECTORS.

CONTINUING DIRECTORS

Name	Age at December 31, 2007	Director Since*	End of Present Term
Fleming G. Brooks	62	2004	2009
Jack E. Brunson	52	1999	2009
Walter Wilkerson	60	1984	2009
Carolyn Brunson	81	1978	2010
Frank B. O'Neil	54	2004	2010
Donald Pittman	47	2002	2010
L. Brunson White	51	2002	2010

*In 1990 National Security Insurance Company was reorganized as a holding company system pursuant to a plan of exchange whereby The National Security Group, Inc., (the "Company"), became the holding company for National Security Insurance Company (the "Life Company"), and its prior subsidiaries: National Security Fire & Casualty Company (the "Fire Company"), and NATSCO, Inc. ("NATSCO"). Subsequently Omega One, Inc. (“Omega One”) was formed as a wholly owned subsidiary of the Fire Company. References to tenure with the Company (in the above table and in the following biographical section) include the individual's tenure with the Life Company prior to the reorganization.

Nominees

WINFIELD BAIRD is a Chartered Financial Analyst, and currently a financial advisor with Baird Financial Management in Birmingham, Alabama. He previously served as President of Investment Counselors of Alabama, Inc. He was formerly a partner and manager at the Birmingham office of J. C. Bradford & Company.

W. L. BRUNSON, JR., has served as a director since 1999 and as President and Chief Executive Officer of the Company since 2000. He also holds the position of President of the Life Company. He joined the Company in 1983. Mr. Brunson is also a Director of the Fire Company, NATSCO, the Life Company, and Omega One. Mr. Brunson is a member of the Alabama State Bar.

FRED CLARK, JR. is currently President and Chief Executive Officer of Alabama Municipal Electric Authority in Montgomery, Alabama and President of the Clark Company, LLC. He was formerly Executive Director of The Electric Cities of Alabama and Executive Director of the Alabama Farmers Federation, President of Alabama Rural Electric Association of Cooperatives, Montgomery, Alabama, State Director for U. S. Senator Richard Shelby, Legislative Representative for National Rural Electric Cooperative Association and Legislative Assistant to U. S. Senator Howell Heflin.

MICKEY L. MURDOCK has served as a director since 1976 and as Chief Operating Officer and Senior Vice President. From 1982 to 2002 he served as Chief Financial Officer and Treasurer of the Company. Prior to that time, he served as Vice President and Controller of the Company. He joined the Company in 1970. Mr. Murdock is also a Director of the Life Company, the Fire Company, Omega One, and NATSCO. Mr. Murdock is a Certified Public Accountant.

PAUL WESCH currently serves on the Board of Directors and is General Counsel and Executive Vice President of The Mitchell Company, Inc., a southeastern real estate development firm in Mobile, Alabama. He is a member of the Mobile County, State of Alabama and American Bar Associations.

Continuing Non-Employee Directors

FLEMING G. BROOKS is Chairman of the Board of Brooks Peanut Company, Inc. of Samson, Alabama and various affiliates of that Company. He either serves currently or has served in the past, various positions with associations of the agricultural community.

CAROLYN BRUNSON presently serves as the Managing Partner of Brunson Properties (formerly the W. L. Brunson Estate), a family partnership engaged in investments.

FRANK B. O’NEIL is Senior Vice President, Corporate Communications and Investor Relations and Assistant Corporate Secretary of ProAssurance Corporation of Birmingham, Alabama. He is a member of National Investor Relations Institute and the American Society of Corporate Secretaries and is a member of the Board of Directors of the Alabama Insurance Planning Commission.

DONALD PITTMAN has been in the private practice of law since June of 1988, in Enterprise, Alabama. He is a member of the Coffee County, State of Alabama and American Bar Associations.

WALTER WILKERSON is a certified public accountant and partner in the firm of Brunson, Wilkerson, Bowden & Associates, P.C. in Enterprise, Alabama

L. BRUNSON WHITE is Vice President and Chief Information Officer of Energen Corporation, a diversified energy company, based in Birmingham, Alabama. Mr. White has worked for Energen Corporation for 28 years in the areas of planning, development and technology.

Continuing Employee Director

JACK E. BRUNSON, has served as a director since 1999 and as President of the Fire Company since 1997. He also serves on the Boards of Directors of the Fire Company and Omega One. He joined the Company in 1982. Mr. Brunson is a Chartered Property and Casualty Underwriter.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

Corporate Governance

The system of governance followed by the Company is codified in the Policy on Corporate Governance, Senior Financial Officers’ Code of Ethics and the charters of the Nominating and Audit Committees of the Board of Directors. The guidelines provided in these documents are intended to give surety that the Board will have the necessary power and practices in place to review and evaluate the Company’s business operations and to make decisions that are independent of the Company’s management.

The corporate governance documents, including committee charters, are reviewed periodically and updated when necessary to reflect changes in practice and regulatory requirements. The Board has five committees: an Audit Committee, a Compensation Committee, a Dividend Committee, a Nominating Committee and an Executive Committee. The corporate governance policy and code ethics are both posted on the Company’s website at www.nationalsecuritygroup.com/investor. If you would like to receive a copy of the corporate governance documents, send your request in writing to The National Security Group, Inc., Office of the Corporate Secretary, 661 East Davis Street, Elba, AL 36323.

Meetings and Executive Sessions of the Board

The Board of Directors holds regularly scheduled quarterly meetings. The table below provides current membership and meeting information for each of the Board committees for the calendar year.

Name	Audit	Compensation	Dividend	Nominating	Executive
Winfield Baird				X	X
Fleming G. Brooks			X	X*
Carolyn E. Brunson			X*		X
J. E. Brunson			X
W. L. Brunson, Jr.					X
Fred Clark, Jr.		X		X	X
Mickey L. Murdock
Frank B. O'Neil		X
Donald Pittman	X*
Paul C. Wesch		X*
L. Brunson White	X
Walter P. Wilkerson	X				X
Total meetings in calendar year 2007	7	3	4	1	0

* Committee Chairperson

During the last full calendar year, the Board of Directors of the Company held four regularly scheduled and no special meetings. Executive sessions of independent directors followed each regularly scheduled board meeting. All directors attended at least 75% of the meetings of the Board of Directors and the committees on which they served during calendar year 2007. The Company has not adopted a formal policy regarding Board members’ attendance at the Company’s annual shareholder meetings; however, the Company encourages all Board members to attend the annual shareholder meetings. Each of the Company’s directors attended the 2007 Annual Meeting of Shareholders.

The following provides a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants at its discretion when it is believed the services of said persons are necessary to carry out the committee’s responsibilities. The Board of Directors has determined that each member of each committee meets the standards of independence under the NASDAQ listing standards.

Compensation Committee

The primary responsibilities of the Compensation Committee include: responsibility for recommending officers, setting the salaries of officers, director’s fees and officer bonuses to the Board of Directors for full consideration.

Audit Committee

The Audit Committee assists the Board in its supervisory function, specifically in the oversight of the quality and integrity of the accounting, auditing, and reporting practices of the Company. Responsibilities include overseeing the Company’s internal accounting function as well as compliance with applicable legal, ethical and regulatory requirements. The Committee is also charged with the appointment, compensation, retention and oversight of the Company’s independent auditor. The Committee has confidence in the expertise and knowledge of management and the independent auditor. The Committee relies on management and the independent auditor in carrying out the duties with which it is charged. The Committee’s duties are described in detail in the Audit Committee Charter. The Board has designated Walter P. Wilkerson as the audit committee financial expert as defined by the Securities and Exchange Commission rules.

Dividend Committee

The key responsibility of the Dividend Committee is to determine the amount of dividends paid to shareholders and recommend such payments for consideration to the full Board.

Nominating Committee

The key responsibilities of the Nominating Committee are to determine the slate of director nominees for election to the Company’s Board of Directors and identify and propose candidates to fill vacancies occurring between annual shareholder meetings. No procedure has been established by the committee for considering nominations by the stockholders.

Executive Committee

The Executive Committee is empowered by the by-laws to act with the authority of the full board when necessary should events arise in which the full board is unavailable. There have been no meetings of the Executive Committee.

Independent Directors

The Board evaluates the independence of each director in accordance with applicable laws and regulations, the listing standards of the NASDAQ Stock Market and the standards set forth in the Policy on Corporate Governance. The Board has determined that the following directors are considered independent based on the aforementioned guidelines: Winfield Baird, Fleming G. Brooks, Fred Clark, Jr., Frank B. O’Neil, Donald L. Pittman, Paul C. Wesch, L. Brunson White and Walter P. Wilkerson.

Shareholder Communications with Directors

A shareholder who would like to communicate directly with the Board, a committee of the Board, the non-employee directors as a group or with an individual director, should send the communication to:

The National Security Group, Inc.

Office of the Corporate Secretary

Board of Directors [or committee name, the non-employee directors as a group or director’s name, as appropriate]

661 East Davis Street

Elba, Alabama 36323

All communications will be compiled by the Corporate Secretary of the Company and submitted to the Board on a periodic basis.

DIRECTORSPURVI1#146; REMUNERATION

Non-employee directors are currently paid an annual fee of $17,000 ($20,000 for the Chairman), plus $1,000 per meeting attended and mileage reimbursement of $.345 per mile. In addition the following committee fees will be paid for each Board Committee on which he/she serves: (1) telephonic meetings - $250, (2) meetings held before/after a regular Board meeting - $250, (3) meetings other than (1) and (2) above, requiring travel and physical presence - $500 plus travel. Employee directors are excluded from compensation.

Effective January 1, 2006, a new deferred compensation plan was adopted. This plan allows the director to defer from 1% to 100% of the otherwise cash compensation into an elective account for investment into selected mutual funds. All accounts under the plan are funded with the director’s quarterly compensation and do not represent claims against specific assets of the company.

STOCK OWNERSHIP OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

The following table sets forth information as of December 31, 2007, as to the number of shares of Company common stock beneficially owned by (a) each of the Company's directors, (b) the nominees for director and (c) the directors and executive officers of the Company as a group.

SHARES OF COMMON STOCK BENEFICIALLY OWNED

Winfield Baird	118,409		4.80%
Carolyn E. Brunson	389,175	[2]	15.78%
J. E. Brunson	67,015	[3]	2.72%
W. L. Brunson, Jr.	81,876	[4]	3.32%
Fred Clark, Jr.	121,077	[5]	4.91%
Mickey L. Murdock	23,238		0.94%
Donald Pittman	33,006		1.34%
James B. Saxon*	23,112		0.94%
Paul C. Wesch	10,302		0.42%
L. Brunson White	14,676		0.60%
Walter P. Wilkerson	6,834		0.28%
Fleming G. Brooks	15,950		0.65%
Frank B. O'Neil	1,000		0.04%

Directors and Officers (as a group, 15 persons including persons named above)	918,765	[6]	37.26%
Other closely held stock (as a group, numbering 38 including immediate family members of some directors and officers)	474,679		19.25%

*Mr. Saxon retired from the Board in April 2004, and continues to serve in the capacity of director emeritus (non-voting member of the board)

[1]For purposes of this table, an individual is considered to "beneficially own" any shares of the Company if he or she directly or indirectly has or shares (i) voting power, which includes power to vote or direct voting of the shares; or (ii) investment power, which includes the power to dispose or direct the disposition of the shares. All amounts include stock held in a spouse's name.

[2]Includes stock held in Brunson Properties, a partnership (W.L. Brunson Estate), Carolyn E. Brunson and W. L. Brunson, Jr., Managing Partners.
[3]Includes 45,641 shares held in Jack R. Brunson Estate. Jack E. Brunson and Barbara A. Brunson co-trustees.

[4]Includes 71,490 shares held by the Jerry B. Brunson Marital Trust and the Jerry B. Brunson Family Trust. Sara B. Brunson and W. L. Brunson, Jr. co-trustees. W. L. Brunson, Jr. disclaims beneficial ownership of these shares.

[5] Includes 119,877 shares held in Trust by Clark’s Investment Group, Ltd.
[6] Includes 36,140 units held in 401-K plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The family relationships, not more remote than first cousin, which exist among the directors and nominees as of December 31, 2007, are as follows:

Mrs. Carolyn Brunson is the mother of W. L. Brunson, Jr.; W. L. Brunson, Jr., Donald Pittman and J. E. Brunson are first cousins. Mr. James Saxon (Director Emeritus) is the uncle of L. Brunson White. See also the discussion under the heading "Compensation Committee Interlocks and Insider Participation."

ITEM 2: RATIFICATION OF COMPANY INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected Barfield, Murphy, Shank & Smith, PC as the Company’s independent auditors for the calendar year ending December 31, 2008, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. They have audited the Company’s financial statements since 2000. Representatives of the firm are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Barfield, Murphy, Shank & Smith, PC, as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of Barfield, Murphy, Shank & Smith, PC to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of a majority of the votes cast at the Annual Meeting at which a quorum representing a majority of all outstanding shares of common stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

DISCLOSURE OF AUDIT FEES

Aggregate fees for professional services rendered for the Company by Barfield, Murphy, Shank & Smith, PC billed for the years ended December 31, 2007 and 2006, were as follows:

Year Ended December 31	2007	%	2006	%
Audit Fees(1)	$136,854	80%	$121,926	87%
Audit-Related Fees(2)	11,835	7%	7,700	6%
Tax Fees(3)	9,626	6%	8,799	6%
All Other Fees(4)	12,796	7%	1,328	1%
Total	$171,111	100%	$139,753	100%

(1)

Audit Fees were for professional services rendered in connection with the review and audit of the Company’s annual financial statements for the year ended December 31, 2007 and same period for the prior year as well as for the review of the Company’s interim financial statements included in quarterly reports on Form 10-Q during the year ended December 31, 2007 and same period for the prior year.

(2)	Audit-Related Fees were for professional services rendered in connection with employee benefit plan audits.
(3)	Tax Fees were for tax related services and totaled approximately $8,799. The audit committee does not consider the tax related fees of $10,563 to impair the auditor’s independence.
(4)	All Other Fees were for meetings with management regarding the Company’s SOX work in 2007 and for assistance with inquiries during a recent Alabama Department of Insurance routine examination in 2006.

AUDIT COMMITTEE PRE-APPROVAL POLICES AND PROCEDURES

The Audit Committee of the Board of Directors believes its policies and procedures should remain flexible in order to: best react to changing conditions; to ensure to the directors and stockholders that the corporate accounting and reporting practices of the corporation are in accordance with all requirements; and to ensure that the corporate accounting and reporting practices of the corporation are of the highest quality. In carrying out its responsibilities, the audit committee pre-approves audit fees as well as reviews and approves the scope of the proposed audit, audit procedures, and other services to be performed.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE COMPENSATION

The primary oversight of the Company’s executive compensation plan rests with the Compensation Committee of the Board of Directors which is composed entirely of independent directors.

The primary objective of the Compensation Committee in setting compensation levels for executive officers is to provide competitive benefits relative to the size and geographic location of the Company in order to attract and retain talented individuals to fill executive positions. The current compensation plan consists of two elements, base salary and short term cash incentive compensation. Base salaries are set by the Compensation Committee, including any annual increases, and are reviewed by the full Board of Directors. The Compensation Committee considers factors such as industry surveys, particularly focusing those companies of similar size and business focus, individual performance and changes in job duties of named executives in any material adjustments in individual compensation levels.

The Compensation Committee reviews salary levels annually relative to published insurance industry executive compensation surveys, particularly those which provide composite information for the Company’s applicable size category, as determined by annual insurance premium revenue, provided by the survey as part of an annual compensation review. Due to other considerations such as geographic location of the Company, base compensation levels for the executive officers of the Company are typically at or below median levels for each of the applicable job classifications provided in the executive compensation surveys.

The objective of the bonus incentive plan provided to executive officers is to reward executives for financial performance on an annual basis and consists of two primary components. The first component is a fixed bonus percentage based on an absolute return on equity. The bonus percentages under this component range from 15% to 35% of base compensation for the CEO and 10% to 30% for other named executive officers. No bonus is paid under this component for a return on equity of less than 8%. The second component consists of a bonus percentage based on performance relative to a peer group of companies with the maximum bonus payable under this component being 50% of base compensation. The maximum bonus payable under both components of the plan is fixed at 70% of base compensation for the CEO and 60% for other named executive officers. The Compensation Committee reserves the right to withhold bonuses for the CEO or any named executive for personal performance during a year, regardless of the Company’s overall performance. The Compensation Committee has approved payments under the bonus incentive plan as disclosed in the summary compensation table for each executive officer of the Company for the year 2007. These bonus incentive plan payments total $277,981 and were paid in the first quarter of 2008.

We do not currently offer retirement plans for the exclusive benefit of executive officers and we do not offer a defined benefit retirement pension plan.

We do offer a defined contribution 401(k) plan under which all employees may defer a portion of compensation, subject to IRS limits for 2007 of $15,000 per year and over age 50 “catch-up” contributions for 2007 of $5,000 per year. After six months of employment, the Company will match employee deferrals on a dollar for dollar basis up to 5% of compensation. During 2007, the Company match for all executive officers totaled $40,722.

The Company offers its executive officers and directors a non-qualified deferred compensation (NQDC) plan. Executives have the option of deferring up to 25% of base pay and 100% of bonus into the NQDC plan. Participants in the NQDC plan may select from a group of externally managed investment options, none of which contain equity components tied to Company stock performance. The Company also does not guarantee returns for any component of funds deferred in the NQDC plan. The Compensation Committee may recommend to the Board of Directors, discretionary contributions to the NQDC plan for named executives. However, no such discretionary contributions were made for 2007.

The Company currently does not have a long term incentive compensation plan or any stock based compensation arrangements. These compensation arrangements, while not currently offered, may be considered by the Compensation Committee as a future element of executive compensation. Even though the Company does not currently offer long term incentive compensation or stock based compensation as a component of executive compensation, the Compensation Committee does believe that the long term interests of the executives are tied to the Company as the executive group and immediate family members of certain executives own, through various direct and indirect ownership arrangements, in excess of 25% of the total outstanding common stock of the Company.

We do not offer any perquisites to any of our executive officers with an aggregate value greater than $10,000.

All forms of executive compensation, with the exception of amounts deferred under NQDC plans, are currently deductible by the Company under Federal Income Tax laws. The Compensation Committee does not believe that the deductibility limitations of Section 162(m) of the Internal Revenue Code of 1986 as amended applies to the Company as no individual of the Company received more than $1 million in compensation.

The Company currently has no security ownership requirements or guidelines regarding the hedging of economic risk of security ownership for executive officers.

None of the executive officers are currently under written employment agreements or other written agreement providing for severance or change in control benefits.

Summary Compensation Table

Name and Principle Position	Year	Salary	Bonus*	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Plan Compensation	All Other Compensation**	Total

William L. Brunson, Jr.	2007	181,125	90,205	-	-	-	836	16,684	288,850
President and CEO	2006	171,531	65,749	-	-	-	299	13,872	251,451
The National Security Group, Inc.

Mickey L. Murdock	2007	160,684	71,991	-	-	-	26,992	15,303	274,970
SR VP, National	2006	153,983	51,324	-	-	-	30,377	11,793	247,477
Security Insurance Company

Jack E. Brunson	2007	129,886	58,192	-	-	-	1,671	11,785	201,534
President, National	2006	124,470	41,487	-	-	-	45	11,186	177,188
Security Fire and Casualty

Brian R. McLeod	2007	128,547	57,592	-	-	-	638	13,171	199,948
Chief Financial Officer	2006	123,187	41,059	-	-	-	118	8,076	172,440
The National Security Group, Inc.

*Bonus is for the year ended December 31, 2007, and was paid during the first quarter of 2008.

**"All Other Compensation" includes the following for W. L. Brunson, Jr. for the year 2007: contributions to the 401 (K) Retirement Plan of $12,536, and other employee benefits of $3,848; M. L. Murdock total for the year 2007 includes: 401(K) Retirement Plan contributions of $10,803, and other employee benefits of $4,050; J. E. Brunson total for the year 2007 includes: 401(K) Retirement Plan contributions of $ 8,700 and other employee benefits of $2,635; Brian R. McLeod total for the year 2007 includes: 401(K) Retirement Plan contributions of $ 8,682 and other employee benefits of $4,039. For 2007, all other compensation also included $450 each for spouse travel for Mickey L. Murdock, Jack E. Brunson and Brian R. McLeod and $300 for William L. Brunson.

Non-Qualified Deferred Compensation Table

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/Distributions	Aggregate Balance at Last FY

William L. Brunson, Jr.	3,287	-	836	-	9,076
Mickey L. Murdock	25,000	-	26,992	-	342,614	*
Jack E. Brunson	10,372	-	1,671	-	15,501
Brian R. McLeod	4,106	-	638	-	7,444

*The aggregate balance includes the increases in value of the discontinued non-qualified deferred compensation plan established in 1987 for Directors.

DIRECTOR COMPENSATION

The Compensation Committee periodically reviews levels of director compensation for non-employee directors of the Company. The goal of the compensation review is to provide a median level of director compensation relative to peer group companies to attract and retain individuals to provide independent oversight to management and bring diverse business ideas in order to provide input into strategic plans and objectives of the organization.

Non-employee directors are currently paid an annual fee of $17,000 ($20,000 for the Chairman), plus $1,000 per meeting attended, plus travel expense reimbursement. In addition, compensation for committee fees for telephonic meetings and supplemental meetings held in conjunction with regularly scheduled board meetings are paid at the rate of $250. Compensation for committee meetings requiring physical presence and held in addition to regularly scheduled board meetings are paid at the rate of $500 plus travel expense reimbursement. Employee directors are excluded from separate compensation as a director.

The Compensation Committee has recommended changes to the Board Compensation package designed to eliminate per meeting fees while increasing the annual retainer for each director. The Compensation Committee believes this new Board compensation package will enhance Director involvement by allowing for more frequent Committee meetings without regard to their cost. The proposed compensation package would:

•

Pay non-employee Directors a base annual retainer of $23,000. Reflecting the additional workload of their oversight duties and Committee assignments, The Chairman of the Board of Directors would be paid an additional $7,000 per year ($30,000 in total); Audit Committee members would be paid an additional $4,000 per year ($27,000 in total) and its Chairman would be paid an additional $5,000 per year ($28,000 in total); Compensation Committee members would be paid an additional $2,000 per year ($25,000 in total) and its Chairman would be paid an additional $3,000 per year ($26,000 in total).  These retainers would be paid in equal quarterly installments.

•	Eliminate compensation for attendance at physical or telephonic meetings of the Board of Directors or of any committee.

•

Require that a Director attend at least 75% of the total of all Board of Directors meetings and committee meetings for any consecutive twelve-month period. If this attendance standard is not met the Director’s retainer for the following twelve-month period would be proportionately reduced.

•	Provide full reimbursement for travel expenses associated with Board or Committee meetings or other Company functions.

The proposed compensation package will be voted on by the Board of Directors at the next board meeting.

Directors may annually elect to defer compensation into a non-qualified deferred compensation plan (NQDC). Participants in the NQDC plan may select from a group of externally managed investment options, none of which contain equity components tied to Company stock performance. The Company also does not guarantee returns for any component of funds deferred in the NQDC plan.

Director Compensation Table
Name	Fees Earned or paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation	Total
Winfield Baird	24,250	-	-	-	22,694	450	47,394
Fleming G. Brooks	22,250	-	-	-	4,039	450	26,739
Carolyn E. Brunson	21,000	-	-	-	-	-	21,000
Fred Clark, Jr.	21,500	-	-	-	1,099	300	22,899
Frank B. O'Neil	21,250	-	-	-	2,318	-	23,568
Donald Pittman	22,750	-	-	-	2,410	-	25,160
Paul C. Wesch	21,250	-	-	-	1,231	300	22,781
L. Brunson White	22,500	-	-	-	-	300	22,800
Walter P. Wilkerson	22,750	-	-	-	22,960	300	46,010

REPORT OF COMPENSATION COMMITTEE

The Compensation Committee is composed of independent directors, as defined by NASDAQ listing standards. The Committee was appointed by the Board and chartered to oversee the compensation of Company executives and directors and to review and approve all incentive compensation awarded by the Company.

Recommendations of the Compensation Committee: We have reviewed and discussed the Compensation Discussion and Analysis (CD&A) as required by Item 402(b) of Regulation S-K with the Company’s management. Based on this review and these discussions, we authorized the inclusion of the CD&A in the Company’s 2007 Annual Report of Form 10-K and Proxy Statement to be filed in 2008.

This report has been furnished by the Compensation Committee of the Board of Directors.

Paul Wesch, Chairman

Frank B. O’Neil

Fred Clark, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Board of Directors is currently comprised of Paul Wesch, Fred Clark, Jr., Paul Wesch and Frank B. O’Neil, all of whom are independent directors. The Committee members receive director fees as described in this Proxy Statement and do not receive any other compensation from the Company. During 2007, Mr. Wesch’s director compensation was $21,250, Mr. Fred Clark, Jr.’s director compensation was $21,500, Mr. Wesch’s director compensation was $21,250, and Mr. O’Neil’s director compensation was $21,250.

EMPLOYEE BENEFITS

401 (K) Plan

The Company matches employee contributions $1 for $1 up to 5% of total compensation of an individual employee. All full - time employees who have completed 1,000 hours of service on January 1, April 1, July 1 or October 1 are eligible to participate. The Company contributions are made at the end of each payroll period and allocated among the participants' plan accounts based on compensation received during the year for which contribution is made. All Company matching contributions are 100% vested when contributed to the plan account. Benefits are generally payable only upon termination, retirement, disability or death.

AUDIT COMMITTEE REPORT

The Audit Committee met and held discussions with management and/or the Independent Auditor on seven different occasions during 2007. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the Independent Auditor. The Audit Committee discussed with the Independent Auditor matters required to be discussed by Statement on Auditing Standards ?. 114 (The Auditor’s Communication with Those Charged with Governance).

The Audit Committee and management maintain the system’s whistleblower system for financial compliance purposes and periodically conduct tests to assure the system’s accuracy. The Audit Committee Charter is annually reviewed by the Audit Committee and is displayed on the Company’s website. Management and the Independent Auditor regularly reported to the Audit Committee the Company’s Sarbanes-Oxley compliance progress.

The Company’s Independent Auditor also provided to the Audit Committee the written disclosure required by Independence Standards Board Standard ?. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the Independent Auditor that firm’s independence. The Audit Committee formally engaged the Independent Auditor for the 2007 year and reviewed the Independent Auditor’s 2008 Audit Plan for the Company.

Based upon the Audit Committee’s discussion with management and the Independent Auditor and the Audit Committee’s review of the representation of management and report of the Independent Auditor to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

Donald S. Pittman, Chairman

L. Brunson White, Walter P. Wilkerson

COMPANY PERFORMANCE

The following graph shows a five-year comparison of cumulative returns for the Company, the NASDAQ STOCK MARKET INDEX (U.S.) and NASDAQ Insurance Stocks Index. The cumulative total return is based on change in the yearend stock price plus reinvested dividends for each of the periods shown.

2002	2003	2004	2005	2006	2007

$100	$151	$172	$138	$154	$167

$100	$150	$163	$166	$183	$198

$100	$124	$150	$168	$190	$191

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth those persons who beneficially owned, as of December 31, 2007, five percent or more of the Company’s common stock. Unless otherwise noted, each beneficial owner has sole voting and investment powers.

Name and Address	Amount and Nature of Beneficial Ownership of Company Stock	Percentage of Class

Brunson Properties, a partnership (W.L. Brunson Estate), Elba, Alabama 36323	366,445	14.86%

Edna Brunson Elba, Alabama 36323	155,783	6.32%

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Federal Securities laws require the Company’s directors and executive officers to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Company’s common stock. There were no late reports during the year ended December 31, 2007.

STOCKHOLDERSPURVI1#146; PROPOSALS

In order for a proposal by a stockholder of the Company to be eligible to be included in the proxy statement and proxy form for the Annual Stockholders’ Meeting to be held in 2009, the proposal must be received by the Company at its headquarters, 661 E. Davis Street, Elba, Alabama 36323, on or before January 12, 2009. The Board of Directors will review any stockholder proposals that are filed to determine whether such proposals meet applicable criteria for inclusion in the 2009 Proxy Statement for consideration at the 2009 Annual Meeting.

TRANSFER AGENT AND REGISTRAR

Registrar and Transfer Company is the Transfer Agent and Registrar for the Company’s common stock.

ANNUAL REPORTS AND FINANCIAL STATEMENT

A copy of the Company’s Annual Report to Stockholders for the calendar year ended December 31, 2007, accompanies this Proxy Statement. We maintain a website (www.nationalsecuritygroup.com). The National Security Group, Inc.’s Annual Reports to Stockholders, and/or a copy of the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to such reports that we file or furnish pursuant to Section 13(a) of the Securities Exchange Act of 1934 are available through our Internet website, free of charge, as soon as reasonably practical upon having been electronically filed or furnished to the Securities and Exchange Commission.

OTHER MATTERS

The Board of Directors of the Company does not know any other matters to be brought before the meeting. If any other matters, not now known, properly come before the Meeting or any adjournments thereof, the persons named in the enclosed proxy, or their substitutes, will vote the proxy in accordance with their judgment in such matters.

Date: March 31, 2008

/s/ William L. Brunson, Jr.

THE NATIONAL SECURITY GROUP, INC.
W.L. BRUNSON, JR.
President